Exhibit 99.1

News

April 26, 2007	Analyst Contact:	Dan Harrison 918-588-7950
	Media Contact:	Megan Washbourne 918-588-7572

ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

TULSA, Okla. – April 26, 2007 – ONEOK, Inc. (NYSE: OKE) announced today that its first-quarter 2007 net income increased to $152.9 million, or $1.36 per diluted share, compared with $129.5 million, or $1.17 per diluted share, in the same period last year.

The company also reaffirmed its previous 2007 earnings guidance, issued on March 22, 2007, in the range of $2.35 to $2.75 per diluted share.

“All three business segments performed solidly in the quarter,” said John W. Gibson, ONEOK chief executive officer. “New rates in Kansas and Texas improved results in our distribution segment, our energy services segment had an exceptionally strong quarter, and ONEOK Partners continued to produce favorable results.

“We continue to benefit from the transactions we completed last April, when we became the sole general partner and owner of 45.7 percent of ONEOK Partners,” added Gibson. “The partnership’s assets are performing well and provide us a strong platform for future growth, particularly in the natural gas liquids area.”

First-quarter 2007 operating income increased 21 percent to $328.3 million from $270.4 million in the same period last year.

Net margin increased to $564.6 million in the first quarter 2007, compared with $501.3 million for the same period in 2006, primarily due to: the implementation of new rate schedules in Kansas and Texas in the distribution segment; increased storage and marketing margins, partially offset by decreased transportation and financial trading margins in the energy services segment; and improved margins in ONEOK Partners’ natural gas liquids segment as a result of the higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., and volume growth due to both new supply connections and improved natural gas processing economics.

Equity earnings from investments decreased $7.6 million to $24.1 million in the first quarter 2007, compared with the same period in 2006, primarily as a result of the partnership’s April 2006 sale of a 20 percent interest in the Northern Border Pipeline to an affiliate of TransCanada. First-quarter 2007 equity earnings reflect 50 percent of the pipeline’s income

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

being recorded, compared with 70 percent of the income being recorded in the first quarter of 2006.

Results for 2006 are reported as if the April 2006 transaction in which ONEOK Partners purchased assets from ONEOK had occurred on Jan. 1, 2006.

FIRST-QUARTER 2007 HIGHLIGHTS INCLUDE:

•	Operating income of $328.3 million, compared with $270.4 million in the first quarter last year;
•	ONEOK Partners segment operating income of $104.4 million, compared with $100.2 million in the first quarter 2006;
•	Distribution segment operating income of $103.2 million, compared with $76.8 million in the first quarter 2006;
•	Energy services segment operating income of $120.1 million, compared with $93.3 million in the first quarter 2006;
•	Operating costs of $238.5 million versus $232.2 million in the first quarter 2006;
•	A quarterly dividend increase in January 2007 to 34 cents per share;
•

ONEOK Partners’ announcements of the $260 million, 440-mile natural gas liquids Arbuckle Pipeline from southern Oklahoma through northern Texas and continuing on to the Texas Gulf Coast and the $120 million, 150-mile lateral pipeline from the Piceance Basin to the previously announced Overland Pass Pipeline; these pipelines are part of the partnership’s $1.5 billion in ongoing growth projects that will in turn benefit ONEOK;

•

Distributions from the company’s general partner interest in ONEOK Partners of $13.3 million in the first quarter 2007; distributions from the company’s limited partner interest in ONEOK Partners were $36.6 million in the first quarter 2007;

•	ONEOK, on a stand-alone basis, having no short-term debt at March 31, 2007, $667.8 million of cash and temporary investments and $316.5 million of gas in storage;
•	ONEOK stand-alone long-term debt of 48 percent of capitalization; consolidated long-term debt of 65 percent of total capitalization;
•

ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $210.9 million, which exceeded capital expenditures and dividends of $66.9 million by $144.0 million; consolidated cash flow from continuing operations, before changes in working capital, of $284.5 million, which exceeded capital expenditures, dividends and minority interest distributions of $189.7 million by $94.8 million; and

•	Being named the most admired company in the energy industry by FORTUNE magazine.

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

FIRST-QUARTER BUSINESS UNIT RESULTS

ONEOK Partners

Operating income for the first quarter 2007 was $104.4 million, compared with $100.2 million in the same period 2006. Net margin was $205.1 million, compared with $201.7 million in the same period 2006. First-quarter results reflect increased margins in the natural gas liquids segment as a result of higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., as well as volume growth due to both new supply connections and improved natural gas processing economics. These results were partially offset by lower processed volumes in the gathering and processing segment, due to anticipated contract terminations.

First-quarter 2007 operating costs were $75.5 million, compared with $75.4 million in the first quarter 2006.

Equity earnings from investments decreased to $24.1 million in the first quarter 2007, compared with $31.6 million in the first quarter 2006, as a result of ONEOK Partners’ 70 percent interest in Northern Border Pipeline decreasing to 50 percent.

Distribution

The distribution segment reported operating income of $103.2 million in the first quarter 2007, compared with operating income of $76.8 million in the first quarter 2006. Net margin for the first quarter 2007 was $227.2 million, compared with net margin of $195.4 million in the same period a year earlier.

The first-quarter 2007 net margin increase is the result of an increase of $21.1 million from the implementation of new rate schedules — $18.9 million in Kansas and $2.2 million in Texas — and an increase of $10.6 million from higher customer sales due to a return to more normal weather in the segment’s service territories.

Operating costs were $95.7 million, compared with $90.5 million in the first quarter 2006. The variance is the result of an increase of $4.2 million in labor and employment benefit costs; an increase of $1.7 million in property taxes; partially offset by a decrease of $2.2 million in bad debt expense.

Residential and commercial volumes increased for the three-month period due to more normal weather patterns when compared with the unseasonably warm winter weather in the first quarter of 2006.

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

Energy Services

The energy services segment reported first-quarter 2007 operating income of $120.1 million, compared with operating income of $93.3 million in the same period in 2006. The increase was due to increased storage and marketing margins, partially offset by decreased transportation, financial trading and retail margins.

Net margin was $131.4 million, an increase of $28.2 million for the first quarter of 2007, compared with $103.2 million in the same period of 2006.

The net margin improvement is due to a net increase of $60.6 million in storage and marketing margins related primarily to higher seasonal storage spreads and optimization activities; a decrease of $22.1 million in transportation margins, net of hedging activities, caused by lower Mid-Continent margins and changes in the fair value of derivative instruments; and a decrease of $7.9 million in financial trading margins.

Operating costs for the quarter were $10.7 million, compared with $9.3 million in the same period a year earlier, primarily due to higher employee-related expenses.

Natural gas volumes marketed increased for the three-month period in 2007, compared with 2006. The increase was due to a return to more normal weather in the first quarter 2007, primarily occurring in January, compared with 2006.

Natural gas in storage at March 31, 2007, was 37.3 Bcf, compared with 42.3 Bcf at March 31, 2006. At April 24, 2007, total natural gas in storage was approximately 48.0 Bcf. Total natural gas storage capacity under lease was 88 Bcf in the first quarter 2007, compared with 86 Bcf in the same period 2006. Currently, natural gas storage capacity under lease is 96 Bcf.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended March 31,
	2007	2006
	(Thousands of dollars)
Marketing and storage, gross	$177,106	$135,068
Less: Storage and transportation costs	(52,713)	(49,259)

Marketing and storage, net	124,393	85,809
Retail marketing	2,994	5,449
Financial trading	4,017	11,896

Net margin	$131,404	$103,154

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

EARNINGS CONFERENCE CALL

ONEOK and ONEOK Partners management will conduct a joint conference call on Friday, April 27, 2007, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-837-9782, pass code 1065012, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 696102.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast” or other similar phrases.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•	the effects of weather and other natural phenomena on our operations, including energy sales and prices and demand for pipeline capacity;
•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the capital intensive nature of our businesses;

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;
•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected regulatory clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gas gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact of the outcome of pending and future litigation;
•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to market pipeline capacity on favorable terms, including the affects of:
-	future demand for and prices of natural gas;
-	competitive conditions in the overall natural gas and electricity markets;
-	availability of supplies of Canadian and U.S. natural gas;
-	availability of additional storage capacity;
-	weather conditions; and
-	competitive developments by Canadian and U.S. natural gas transmission peers;
•	performance of contractual obligations by our customers and shippers;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances;
•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, and our ability to promptly obtain all necessary materials and supplies required for construction, and our ability to construct pipelines without labor or contractor problems;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing and transportation facilities;
•	our ability to control construction costs and completion schedules of our pipeline projects and other projects;
•	the composition and quality of the natural gas we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting NGLs;

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	the impact of potential impairment charges;
•	our ability to control operating costs;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers’ or shippers’ facilities; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2006, available on the ONEOK Web site. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(Unaudited)	2007	2006
(Thousands of dollars, except per share amounts)

Revenues
Operating revenues, excluding energy trading revenues	$3,797,658	$3,840,334
Energy trading revenues, net	1,348	7,370

Total Revenues	3,799,006	3,847,704

Cost of sales and fuel	3,234,379	3,346,419

Net Margin	564,627	501,285

Operating Expenses
Operations and maintenance	158,420	157,506
Depreciation, depletion and amortization	56,450	56,325
General taxes	23,659	18,383

Total Operating Expenses	238,529	232,214

Gain on Sale of Assets	2,203	1,305

Operating Income	328,301	270,376

Equity earnings from investments	24,055	31,641
Other income	6,341	4,480
Other expense	645	5,260
Interest expense	62,012	55,585

Income before Minority Interests and Income Taxes	296,040	245,652

Minority interests in income of consolidated subsidiaries	45,313	35,772
Income taxes	97,847	80,141

Income from Continuing Operations	152,880	129,739
Discontinued operations, net of taxes
Income (loss) from operations of discontinued components, net of tax	—	(247)

Net Income	$152,880	$129,492

Earnings Per Share of Common Stock
Net earnings per share, basic	$1.38	$1.21
Net earnings per share, diluted	$1.36	$1.17

Average Shares of Common Stock (Thousands)
Basic	110,868	107,143
Diluted	112,724	110,756

Dividends Declared Per Share of Common Stock	$0.34	$0.28

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2007	December 31, 2006
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$225,510	$68,268
Temporary investments	538,030	31,125
Trade accounts and notes receivable, net	1,286,444	1,348,490
Gas and natural gas liquids in storage	499,058	925,194
Commodity exchanges	67,514	53,433
Energy marketing and risk management assets	137,726	401,670
Other current assets	326,066	296,781

Total Current Assets	3,080,348	3,124,961

Property, Plant and Equipment
Property, plant and equipment	6,816,441	6,724,759
Accumulated depreciation, depletion and amortization	1,914,845	1,879,838

Net Property, Plant and Equipment	4,901,596	4,844,921

Deferred Charges and Other Assets
Goodwill and intangibles	1,049,523	1,051,440
Energy marketing and risk management assets	44,715	91,133
Investments in unconsolidated affiliates	746,383	748,879
Other assets	526,346	529,748

Total Deferred Charges and Other Assets	2,366,967	2,421,200

Total Assets	$10,348,911	$10,391,082

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
Liabilities and Shareholders’ Equity	(Thousands of dollars)

Current Liabilities
Current maturities of long-term debt	$420,466	$18,159
Notes payable	—	6,000
Accounts payable	1,073,934	1,076,954
Commodity exchanges and imbalances	183,064	176,451
Energy marketing and risk management liabilities	308,445	306,658
Other	357,923	366,316

Total Current Liabilities	2,343,832	1,950,538

Long-term Debt, excluding current maturities	3,627,043	4,030,855

Deferred Credits and Other Liabilities
Deferred income taxes	762,637	707,444
Energy marketing and risk management liabilities	57,071	137,312
Other deferred credits	548,674	548,330

Total Deferred Credits and Other Liabilities	1,368,382	1,393,086

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	798,878	800,645

Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 120,637,951 shares and outstanding 110,982,237 shares at March 31, 2007; issued 120,333,908 shares and outstanding 110,678,499 shares at December 31, 2006	1,206	1,203
Paid in capital	1,263,112	1,258,717
Accumulated other comprehensive income (loss)	(65,373)	39,532
Retained earnings	1,371,948	1,256,759
Treasury stock, at cost: 9,655,714 shares at March 31, 2007 and 9,655,409 shares at December 31, 2006	(360,117)	(340,253)

Total Shareholders’ Equity	2,210,776	2,215,958

Total Liabilities and Shareholders’ Equity	$10,348,911	$10,391,082

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Unaudited)	2007	2006
	(Thousands of Dollars)
Operating Activities
Net income	$152,880	$129,492
Depreciation, depletion, and amortization	56,450	56,325
Gain on sale of assets	(2,203)	(1,305)
Minority interest in income of consolidated subsidiaries	45,313	35,772
Distributions received from unconsolidated affiliates	26,455	40,708
Income from equity investments	(24,055)	(31,641)
Deferred income taxes	19,499	38,623
Stock-based compensation expense	8,212	1,510
Allowance for doubtful accounts	1,974	4,182
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	60,072	669,231
Inventories	425,279	280,054
Unrecovered purchased gas costs	19,911	(27,081)
Commodity exchanges	(7,468)	(16,554)
Deposits	79,641	48,202
Regulatory assets	(8)	7,632
Accounts payable and accrued liabilities	42,407	(364,945)
Energy marketing and risk management assets and liabilities	61,128	(62,480)
Other assets and liabilities	(91,272)	(10,075)

Cash Provided by Operating Activities	874,215	797,650

Investing Activities
Changes in investments in unconsolidated affiliates	(141)	(5,711)
Capital expenditures	(107,035)	(54,552)
Changes in temporary investments	(506,905)	—
Proceeds from sale of assets	3,707	—
Increase in cash and cash equivalents for previously unconsolidated subsidiaries	—	1,334
Decrease in cash and cash equivalents for previously consolidated subsidiaries	—	(22,039)
Other investing activities	—	1,102

Cash Used in Investing Activities	(610,374)	(79,866)

Financing Activities
Borrowing (repayment) of notes payable, net	—	(135,500)
Short term financing payments	(6,000)	(1,110,000)
Short term financing borrowings	—	237,000
Payment of debt	(520)	(32,241)
Equity unit conversion	—	402,447
Repurchase of common stock	(20,089)	(1,408)
Issuance of common stock	2,680	1,333
Dividends paid	(37,691)	(27,344)
Distributions to minority interests	(44,979)	(35,711)
Other financing activities	—	(44,895)

Cash Used in Financing Activities	(106,599)	(746,319)

Change in Cash and Cash Equivalents	157,242	(28,535)
Cash and Cash Equivalents at Beginning of Period	68,268	7,915
Effect of Accounting Change on Cash and Cash Equivalents	—	43,090

Cash and Cash Equivalents at End of Period	$225,510	$22,470

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Quarters Ended March 31,
(Unaudited)	2007	2006
	(Millions of dollars)
ONEOK Partners
Net margin	$205.1	$201.7
Operating costs	$75.5	$75.4
Depreciation, depletion and amortization	$27.5	$27.5
Operating income	$104.4	$100.2
Total gas gathered (BBtu/d)	1,168	1,145
Total gas processed (BBtu/d)	609	931
Natural gas liquids gathered (MBbl/d)	210	193
Natural gas liquids sales (MBbl/d)	220	220
Natural gas liquids fractionated (MBbl/d)	319	281
Natural gas liquids transported (MBbl/d)	205	193
Natural gas transported (MMcf/d)	2,611	2,538
Natural gas sales (BBtu/d)	271	311
Capital expenditures	$77.9	$17.7
Realized composite NGL sales prices ($/gallon)	$0.82	$0.87
Realized condensate sales price ($/Bbl)	$56.53	$57.67
Realized natural gas sales price ($/MMBtu)	$6.58	$7.99
Realized gross processing spread ($/MMBtu)	$3.59	$3.43

Distribution
Net margin	$227.2	$195.4
Operating costs	$95.7	$90.5
Depreciation, depletion and amortization	$28.3	$28.2
Operating income	$103.2	$76.8
Customers per employee	745	712
Capital expenditures	$27.0	$36.7
Natural gas volumes (MMcf)
Gas Sales	78,774	74,137
Transportation	57,609	56,960
Natural gas margins
Gas Sales	$193.5	$162.8
Transportation	$24.7	$22.5

Energy Services
Net margin	$131.4	$103.2
Operating costs	$10.7	$9.3
Depreciation, depletion and amortization	$0.5	$0.6
Operating income	$120.1	$93.3
Natural gas marketed (Bcf)	337	310
Natural gas gross margin ($/Mcf)	$0.34	$0.28
Physically settled volumes (Bcf)	639	602

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

ONEOK, Inc. and Subsidiaries

Consolidating Income Statement

	Quarter Ended March 31, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$104	$—	$104
Distribution	103	—	—	103
Energy Services	120	—	—	120
Other	1	—	—	1

Operating Income	224	104	—	328

Equity in earnings of ONEOK Partners	51	—	(51)	—
Other income (expense)	3	27	—	30
Interest expense	(30)	(32)	—	(62)
Minority interest	—	—	(45)	(45)
Income Taxes	(95)	(3)	—	(98)

Net Income	$153	$96	$(96)	$153

	Quarter Ended March 31, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)

Operating Income
ONEOK Partners	$—	$100	$—	$100
Distribution	77	—	—	77
Energy Services	93	—	—	93
Other	—	—	—	—

Operating Income	170	100	—	270

Equity in earnings of ONEOK Partners	37	—	(37)	—
Other income (expense)	(2)	33	—	31
Interest expense	(20)	(36)	—	(56)
Minority interest	—	(2)	(34)	(36)
Income Taxes	(56)	(24)	—	(80)

Net Income	$129	$71	$(71)	$129

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ONEOK Announces Higher First-quarter 2007 Earnings;

Reaffirms Guidance

April 26, 2006

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

(Unaudited)	Three Months Ended March 31, 2007
(Millions of dollars)
Net income	$152.9
Depreciation, depletion and amortization	28.9
Distributions received from unconsolidated affiliates	49.9
Income from equity investments, net	(50.5)
Deferred income taxes	19.5
Stock based compensation expense	8.2
Allowance for doubtful accounts	2.0

Cash flow, before changes in working capital (a)	$210.9

(a) ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.